EXHIBIT 11


               MOTOROLA, INC. AND CONSOLIDATED SUBSIDIARIES
               PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
          THREE MONTHS ENDED OCTOBER 1, 1994 AND OCTOBER 2, 1993
                  (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                               THREE MONTHS ENDED
                                               Oct. 1,    Oct. 2,
                                                1994       1993

Net Income                                    $    380    $   254
Add:
Interest on Zero coupon notes due 2009
   and 2013, net of tax and effect of
   executive incentive and employee
   profit sharing plans                              3          4
Adjusted net income                            $   383    $   258

EARNINGS PER COMMON AND COMMON EQUIVALENT
  SHARE - PRIMARY:

Weighted average common shares outstanding       561.6      546.4
Common equivalent shares:
   Stock options                                  12.3       11.4
   Zero coupon notes due 2009 and 2013            15.2       19.2
Common and common equivalent
   shares - primary (in millions)                589.1      577.0

Net earnings per share - primary               $  0.65    $  0.44

EARNINGS PER COMMON AND COMMON EQUIVALENT
  SHARE - FULLY DILUTED:

Weighted average common shares outstanding       561.6      546.4
Common equivalent shares:
   Stock options                                  12.9       13.5
   Zero coupon notes due 2009 and 2013            15.2       19.2
Common and common equivalent
   shares - fully diluted (in millions)          589.7      579.1

Net earnings per share - fully diluted         $  0.65    $  0.44